Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc.; the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue at December 31, 2011; and the inclusion of our corresponding audit letter, dated January 27, 2012, in the Annual Report on Form 10-K of Matador Resources Company for the fiscal year ended December 31, 2011, as well as in the notes to the financial statements included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III P.E.
C.H. (Scott) Rees III P.E. Chairman and Chief Executive Officer

Dallas, Texas

March 30, 2012